EXHIBIT 99.1

FOR IMMEDIATE RELEASE

H. Charles Floyd Elected to Kohl’s Corporation Board of Directors

MENOMONEE FALLS, Wis., November 8, 2017 – Kohl’s Corporation (NYSE: KSS) today announced its Board of Directors increased its size to eleven members and elected H. Charles Floyd to fill the new Board seat effective immediately.  Floyd has been elected to a term expiring at Kohl’s 2018 annual shareholders meeting and will be eligible for re-election by Kohl’s shareholders at that time.  He will initially serve on the Board’s Governance and Nominating Committee.

“Chuck is a great addition to our Board,” said Kevin Mansell, Kohl’s chairman, chief executive officer and president. “His global operational leadership, innovative thinking and experiences in the dynamic hospitality industry will be valuable assets to Kohl’s.”

Floyd is global president of operations at Hyatt Hotels Corporation and is responsible for the company’s global operations center, information technology resources, worldwide sales organization and call centers.  Since joining the company in 1981, he has held a number of successive executive leadership positions in global operations, North America operations, sales, human resources, product and design, rooms, food and beverage and engineering.

About Kohl’s
Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Throughout its history, Kohl's has given nearly $600 million to support communities nationwide. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community and how to join our winning team, visit Corporate.Kohls.com.

Contact:

Jen Johnson, Jen.Johnson@Kohls.com, 262-703-5241

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